Exhibit 10.3

May 2, 2017
Chad Dickerson

Etsy, Inc.

Dear Chad:
This letter agreement (the "Agreement") confirms the agreement between you and Etsy, Inc. (the "Company") regarding your resignation.

1.     Last Date of Employment. As of May 3, 2017, you will and hereby resign from the office of Chair, President and Chief Executive Officer of the Company, as a member of the Board of Directors of the Company ("Board"), and from any and all other offices you hold with the Company or its affiliates. You will continue to be employed by the Company as an advisor from such date until May 31, 2017, which will be your last day of employment with the Company (the "Effective Date"). Through the Effective Date, you will continue to receive the same pay and (unless they are changed for other executives and your change will be no greater than proportionate) the same benefits in effect immediately prior to your resignation. As an advisor to the Company, you will cooperate in the effort to effect an orderly, smooth, and efficient transition of your duties and responsibilities and perform such duties and responsibilities as may be reasonably assigned to you.

2.     Separation Benefits. In exchange for your signing this Agreement and not revoking your acceptance of this Agreement and your continued compliance with your obligations under this Agreement and the Proprietary Information and Inventions Agreement described in Section 6, below (the "PIIA"), the Company will provide you with the following benefits:

a) Continuation of your base salary at an annualized rate of $375,000 (but not your employment) for twelve (12) months after the Effective Date, which base salary shall be paid to you in accordance with the Company's normal payroll practices;

b) A one-time payment of $156,250, which will be paid to you in a lump sum on the first payroll date following the Effective Date;

c) Reimbursement of the COBRA premiums to continue coverage under the Company's health plans for you, your spouse, and your eligible dependents for twelve (12) months

Exhibit 10.3

after the Effective Date or until such time as you are eligible for health coverage through another employer, whichever comes first;

d) Full (i.e., 100%) acceleration, on the Effective Date, of the stock options awarded to you on January 30, 2015, such that all such options will be fully vested and exercisable on and as of the Effective Date;

e) Full (i.e., 100%) acceleration, on the Effective Date, of the stock options awarded to you on March 1, 2016, such that all such options will be fully vested and exercisable on and as of the Effective Date;

f) Acceleration, on the Effective Date, of fifty percent (50%) of the restricted stock units awarded to you on March 15, 2017, such that such restricted stock units will be vested on and as of the Effective Date, and settled as soon as practicable thereafter;

g) An extension of the period following the Effective Date for you to exercise your vested options, (vested as of May 31, 2017) so that they will remain exercisable until May 31, 2018. If no trading windows in which you are pre-cleared to trade (if necessary) are opened within three hundred sixty-five (365) days following the Effective Date, you will be released from any trading restrictions imposed under the Insider Trading Policy, provided that you must at all times refrain from trading if you are in possession of material non-public information. You acknowledge, understand and agree that, as a result of the extension of the time to exercise your options, any portion of any of your options intended to be an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") will cease to qualify as an incentive stock option (i) on the date you sign this Agreement, for any option with an exercise price less than the fair market value of the Company's common stock on the date you sign this Agreement and (ii) three months after the Effective Date for any option with an exercise price equal to or greater than the fair market value of the Company's common stock on the date you sign this Agreement and, in either case, will be treated as a nonstatutory stock option for U.S. Federal tax purposes thereafter; and

h) The Company will reimburse up to $15,000 in legal fees that you incur in connection with this Agreement.

Except for your salary through the Effective Date, any accrued but unused vacation, reimbursement of expenses you duly incur prior to the Effective Date, your entitlement to benefits under any Company benefit, stock, equity, and long-term incentive plan which are vested, and any other payments or benefits required to be paid or provided by law, you agree that you will not be entitled to any additional compensation from the Company, including any salary, bonus or incentive compensation, or other remuneration or benefits of any kind (including under your employment agreement with the Company dated as of March 24, 2015 (your "Employment Agreement")) other than as set forth in this Agreement and the Etsy, Inc. Change in Control Severance Plan ("CIC Plan") as set forth below.

Exhibit 10.3

You agree that if you violate any of your obligations under this Agreement or the PIIA, you will no longer be entitled to receive any benefits under Sections 2(a) through (h), above.

3.    Equity Grants. Your stock options and restricted stock units will vest through the Effective Date in accordance with the terms and conditions of the applicable equity plan(s) and award agreement(s) pursuant to which they were granted. Subject to the acceleration described in Section 2(d) through (f), above, and Section 6 below, any options and restricted stock units that are unvested as of the Effective Date will be forfeited in accordance with those plan(s) and agreement(s). Your vested options as of the Effective Date will remain exercisable until May 31, 2018 as described above. The award agreement(s) between you and the Company evidencing your equity awards pursuant to the Etsy, Inc. 2006 Stock Plan and the Etsy, Inc. 2015 Equity Incentive Plan will remain in full force and effect and you agree to remain bound by them. You also acknowledge and agree that you will remain bound by the terms of the Company's Insider Trading Policy, subject to Section 2(g) above.

4.    Mutual Release of

    5.    All Claims. In consideration for receiving the benefits described in Section 2 above, and to the fullest extent permitted by applicable law, you hereby waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans (collectively, including the Company, the "Company Parties") with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, claims for attorneys' fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing, claims under Title†VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the New York State Human Rights Law, the New York Labor Law, and the New York City Human Rights Law; claims under any and all other federal, state, and local statutes, regulations, and laws of any type; and claims for any compensation or benefits not specifically referenced in this Agreement, including claims under your Employment Agreement, the Etsy, Inc. Severance Plan, or any Company incentive plan or bonus plan. Execution of this Agreement does not bar (i) any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement, (ii) any rights you may already have to be indemnified and/or advanced or reimbursed expenses pursuant to any corporate document of the Company or its affiliates or applicable law, including the Indemnification Agreement between you and the Company dated April 15, 2015 (the "Indemnification Agreement"), or your right to be covered under any applicable directors' and officers' liability insurance policies (the Indemnification Agreement and all such corporate document or insurance policies, collectively, the "Indemnification Documents"), (iii) any rights to the benefits set forth in this Agreement and the CIC Plan as set forth below, and (iv) any rights to vested equity awards and any rights under any benefit plans of the Company under which you have a vested benefit and for which amounts are payable after the Effective Date.

Exhibit 10.3

In consideration of the release provided by you, the Company Parties waive and release to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, that the Company Parties have or might have against you that arise from or are in any way related to events, acts, conduct or omissions by you within the scope of your duties to the Company occurring prior to or on the date the Company signs this Agreement (collectively, the "Company Parties' Released Claims"). The Company Parties' Released Claims include (without limitation) claims arising out of or in any way related to your service with the Company, claims for breach of contract and breach of the implied covenant of good faith and fair dealing, tort claims and federal, state and local statutory claims. Notwithstanding the foregoing, the Company Parties' Released Claims shall not include, and the Company Parties are hereby not waiving or releasing, any claims based on your acts (if any) of fraud, embezzlement, gross negligence, willful misconduct, violations of federal or state securities laws, or any other acts that would disqualify you from indemnity under the Indemnification Documents or applicable law.

6.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

7.    Other Agreements. At all times in the future, you will remain bound by the PIIA, a copy of which is attached as Exhibit†A. The Company agrees to modify the definition of the term "Competing Agreement" (as referenced in the PIIA), as follows: for purposes of this Agreement, the term "Competing Business" is defined as: (a) defined business units and/or business lines within any of the following companies, and any of their subsidiaries or parents, that operate an online marketplace: Amazon, eBay, and Alibaba; or (b) any business that develops or operates an online marketplace selling primarily the types of products sold on Etsy.com or its related websites (for example, crafts, handmade art, handmade goods, vintage goods, craft supplies); or (c) any business that develops, operates or sells software, services or tools for building or operating e-commerce websites.

In addition, if the Company experiences a Change in Control (as defined in the CIC Plan) prior to August 31, 2017, you will be entitled to receive: (1) the benefits under Sections II(1)(A) and (B) of the CIC Plan in lieu of the benefits under Sections 2(a) and (c) of this Agreement; (2) the benefits described in Sections 2(b) and 2(d) through 2(h) of this Agreement; and (3) the benefits described in Section II(1)(C) of the CIC Plan.

Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company (except for the Indemnification Agreement and the PIIA) and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.
8.    Company Property. You represent that on or before the Effective Date, you will return to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

Exhibit 10.3

9.    Confidentiality of Agreement. You agree that, until such time as this Agreement is disclosed publicly by the Company, you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney, or financial advisors (provided such individuals agree that they will not disclose to others the existence or terms of this Agreement).

10.    No Disparagement. You agree that you will not make any disparaging statements (orally or in writing) about the Company or its products, services, legal or business practices, past venture capital investors, known institutional investors, or current or past (as of the date of this Agreement) directors, officers, and known employees who served during your tenure at Etsy. The Company will instruct current members of the Etsy Executive Team and the Board to refrain from making any disparaging statements about you.

11.    Cooperation. You agree that you will provide reasonable cooperation with and assistance to the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you. The Company will reimburse you for reasonable related expenses in connection with such cooperation.

12.    Preservation of Rights. Nothing in Sections 4, 8, 9 or 10 above, or otherwise in this Agreement, shall be construed to prevent you from (a) reporting violations of United States or other law or regulations to or (b) participating in an investigation conducted by, or providing truthful information to any government, regulatory, or self-regulatory agency in accordance with law, including but not limited to the Department of Justice, the Securities and Exchange Commission ("SEC"), the U.S. Equal Employment Opportunity Commission ("EEOC"), the Congress, and any agency Inspector General, or from making other disclosures that are protected under the whistleblower or other provisions of any applicable United States or other law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. Nevertheless, you acknowledge that you cannot recover any monetary benefit, damages, or equitable relief from the Company with respect to any of the claims released and waived in this Agreement through or from any charge filed by you with a fair employment practices agency such as the EEOC or any action commenced by a third party. However, nothing in this Agreement prevents you from obtaining a monetary award from the SEC or other government agencies for information provided to the SEC or such agencies.

13.    Public Communications. The Company will use its reasonable best efforts to allow you to review and comment on any press releases, public filings or otherwise, concerning your departure and this Agreement prior to such disclosures becoming public.

Exhibit 10.3

14.    Disclosures. You hereby represent, acknowledge, and agree that you have, prior to signing this Agreement, fully disclosed to the Board all information that you possess with respect to any violations, or potential violations, of the securities laws or any other laws and regulations with which the Company has an obligation to comply.

15.    Taxes. All payments under this Agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, the Company will mail to your home address in the Company's records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. An IRS Form 1099 will be issued to you with respect to the reimbursement of legal fees described in Section 2(h), above. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this Agreement.

16.    Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Code Section 409A; provided that the Company does not guarantee to you any particular tax treatment with respect to this Agreement and any payments hereunder.

For purposes of Code Section 409A, each payment is a separate payment and your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within ten calendar days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred.

Notwithstanding any other provision hereof, if you are, as of the Effective Date, a "specified employee" for purposes of Treas. Reg. ß 1.409A-1(i), then any amount payable to you pursuant to this Agreement that is neither a short-term deferral within the meaning of Treas. Reg. ß 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. ß 1.409A-1

Exhibit 10.3

(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of your death. Any payments to which you would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to you on the first day of the seventh month following such date of termination, or if earlier, within thirty (30) calendar days of your death to your surviving spouse (or to your estate if your spouse does not survive you).

17.    Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

18.    Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New York (other than their choice-of-law provisions).

19.    Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

20.    Effective Date and Revocation. You agree by your signature below that you had, and that the Company gave you, at least twenty-one (21) days to review and consider this Agreement before signing it, and that such period was sufficient for you to fully and completely consider all of its terms. The Company hereby advises you to discuss this Agreement with your own attorney (at your own expense) during this period if you wish to do so. You may accept this Agreement by delivering a copy of the Agreement signed by you to me within twenty-one (21) days from the day you receive the Agreement. You may revoke your acceptance of the Agreement for a period of seven (7) days after signing the Agreement by delivering written notification to me within that seven-day period. If you do not revoke your acceptance of the Agreement, it will be effective on the eighth (8th) day after you sign it. If you revoke your acceptance of this Agreement, you will not be entitled to the benefits listed in Section 2 above. You agree that you have carefully read this Agreement, fully understand what it means, and are entering into it voluntarily.

Exhibit 10.3

Please indicate your agreement with the above terms by signing below.
Very truly yours,

/s/ Fred Wilson
Fred Wilson
Lead Independent Director
Etsy, Inc.

I agree to the terms of this Agreement.
/s/ Chad Dickerson
Signature

Chad Dickerson
Print Name

Dated: 5-2-2017

Exhibit 10.3

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Exhibit 10.3

Exhibit A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
Effective as of July 15, 2008, the following confirms an agreement between Etsy, Inc., a Delaware corporation (the Company) and the individual identified on the signature page to this Agreement. This Agreement is a material part of the consideration for my employment by the Company. In exchange for the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.    No Conflicts.    I have not made and agree not to make any agreement, oral or written, that is in conflict with this Agreement or my employment with the Company. I will not violate any agreement with or the rights of any third party. When acting within the scope of my employment (or otherwise on behalf of the Company), I will not use or disclose my own or any third party's confidential information or intellectual property (collectively, Restricted Materials), except as expressly authorized by the Company in writing. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.
2.    Inventions.
a.    Definitions.    Intellectual Property Rights means any and all patent rights, copyright rights, mask work rights, trade secret rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world (including any application therefore). Invention means any idea, concept, discovery, invention, development, technology, work of authorship, trade secret, software, firmware, tool, process, technique, know-how, data, plan, device, apparatus, specification, design, circuit, layout, mask work, algorithm, program, code, documentation or other material or information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative works thereof).
b.    Assignment.    To the fullest extent under applicable law, the Company shall own all right, title and interest in and to all Inventions (including all Intellectual Property Rights therein or related thereto) that are made, conceived or reduced to practice, in whole or in part, by me during the term of my employment with the Company and which arise out of research or other activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, during working hours or using Company assets), or which are useful with or relate directly or indirectly to any Company Interest (meaning any product, service, other Invention or Intellectual Property Right that is sold, leased, used or under consideration or development by the Company). I will promptly disclose and provide all of the foregoing Inventions (the Assigned Inventions) to the Company. I hereby make and agree to make all assignments to the Company necessary to accomplish the foregoing ownership. Assigned Inventions shall not include any Invention (i) that I develop entirely on my own time, (ii) without use of any Company assets and (iii) which is not useful with and does not relate to any Company Interest.
c.    Assurances.    I will further assist the Company, at its expense, to evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint the Company as my agent and attorney-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me.

Exhibit 10.3

d.    Other Inventions.    If I wish to clarify that something created by me prior to my employment that relates to the Company's actual or proposed business is not within the scope of this Agreement, I have listed it on Appendix A. If (i) I use or disclose any Restricted Materials when acting within the scope of my employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Restricted Materials, I hereby grant and agree to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such Restricted Materials and Intellectual Property Rights therein. I will not use or disclose any Restricted Materials for which I am not fully authorized to grant the foregoing license.
e.    Moral Rights.    To the extent allowed by applicable law, the terms of this Section 2 include all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as moral rights, artist's rights, droit moral or the like (collectively, Moral Rights). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratification, consent or agreement from time to time as requested by the Company.
3.    Proprietary Information. I agree that all Assigned Inventions and all other financial, business, legal and technical information, including the identity of and information relating to the Company's employees, Affiliates and Business Partners (as such terms are defined below), which I develop, learn or obtain during my employment or that are received by or for the Company in confidence, constitute Proprietary Information. I will hold in strict confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. Proprietary Information will not include information that I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to the Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (a) my compensation records, (b) materials distributed to shareholders generally and (c) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to the Company's networks, telecommunications systems or information processing systems (including, without limitation, stored computer files, electronic mail messages and voice messages), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.
4.    Restricted Activities.    For the purposes of this Section 4, the term Company includes the Company and all other persons or entities that control, are controlled by or are under common control with the Company (Affiliates).
a.    Definitions.    Any Capacity includes, without limitation, to (i) be an owner, founder, shareholder, partner, member, advisor, director, consultant, contractor, agent, employee, affiliate or co-venturer, (ii) otherwise invest, engage or participate in, (iii) be compensated by or (iv) prepare to be or do any of the foregoing or assist any third party to do so; provided, Any Capacity will not include being a holder of less than one percent (1%) of the outstanding equity of a public company. Business Partner means any past, present or prospective customer, vendor, supplier, distributor or other business partner of the Company with which I have contact during my employment. Cause means to recruit, employ, retain or otherwise solicit, induce or influence (or to attempt to do so). Solicit means to (i) service, take orders from or solicit the business or patronage of any Business Partner for myself or any other person or entity, (ii) divert, entice or otherwise take away from the Company the business or patronage of any Business Partner, or to attempt to do so, or (iii) to solicit, induce or encourage any Business Partner to terminate or reduce its relationship with the Company.

Exhibit 10.3

b.    Acknowledgments. I acknowledge and agree that (i) the Company's business is highly competitive, secrecy of the Proprietary Information is of the utmost importance to the Company and I will learn and use Proprietary Information in performing my work for the Company and (ii) my position may require me to establish goodwill with Business Partners and employees on behalf of the Company and such goodwill is extremely important to the Company's success.
c.    As an Employee. During my employment with the Company, I will not directly or indirectly: (i) Cause any person to leave their employment with the Company (other than terminating subordinate employees in the course of my duties for the Company); (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any commercial activity which competes or is reasonably likely to compete with any business that the Company conducts, or demonstrably anticipates conducting, at any time during my employment (a Competing Business).
d.    After Termination. For the period of one year immediately following termination of my employment with the Company (for any or no reason, whether voluntary or involuntary), I will not directly or indirectly: (i) Cause any person to leave their employment with the Company; or (ii) Solicit any Business Partner; or (iii) act in Any Capacity in or with respect to any Competing Business located within the State of New York, the rest of the United States, or anywhere else in the world.
d.    Enforcement. I understand that the restrictions set forth in this Section 4 are intended to protect the Company's interest in its Proprietary Information and established relationships and goodwill with employees and Business Partners, and I agree that such restrictions are reasonable and appropriate for this purpose. If at any time any of the provisions of this Section 4 are deemed invalid or unenforceable or are prohibited by the laws of the state or place where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement. The Company and I agree that the provisions of this Section 4, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included.
5.    Employment at Will. I agree that this Agreement is not an employment contract for any particular term. I have the right to resign and the Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. This Agreement does not purport to set forth all of the terms and conditions of my employment, and as an employee of the Company, I have obligations to the Company which are not described in this Agreement. However, the terms of this Agreement govern over any such terms that are inconsistent with this Agreement, and supersede the terms of any similar form that I may have previously signed. This Agreement can only be changed by a subsequent written agreement signed by the President of the Company (or authorized designee).
6.    Survival. I agree that my obligations under Sections 2, 3 and 4 of this Agreement shall continue in effect after termination of my employment, regardless of the reason, and whether such termination is voluntary or involuntary, and that the Company is entitled to communicate my obligations under this Agreement to any of my potential or future employers. My obligations under Sections 2, 3 and 4 also shall be binding upon my heirs, executors, assigns and administrators, and shall inure to the benefit of the Company, its Affiliates, successors and assigns. This Agreement may be freely assigned by the Company to any third party.

Exhibit 10.3

7.    Governing Law; Remedies. Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such illegal or unenforceable portion shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable. I also understand that any breach or threatened breach of this Agreement will cause irreparable harm to the Company for which damages would not be a adequate remedy, and, therefore, the Company will be entitled to injunctive relief with respect thereto (without the necessity of posting any bond) in addition to any other remedies.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY THE COMPANY AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Chad Dickerson
By: /s/ Chad Dickerson

Exhibit 10.3

Appendix A
PRIOR MATTERS